                                  EXHIBIT 15.1

                LETTER REGARDING UNAUDITED FINANCIAL STATEMENTS
Doane Pet Care Company
Brentwood, Tennessee

Re: Registration Statement on Form S-2 (Reg. Nos. 333-104676, 333-104676-01 and 333-104676-02)

     With respect to the subject registration statement, we acknowledge our awareness of the incorporation therein of our report dated April 25, 2003 related to our review of interim financial information, which report is contained in the Form 10-Q of Doane Pet Care Company for the quarterly period ending on March 29, 2003.

     Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Nashville, Tennessee
June 4, 2003